                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                                     GENEREX
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                        GENEREX BIOTECHNOLOGY CORPORATION
                                33 HARBOUR SQUARE
                                    SUITE 202
                        TORONTO, ONTARIO, CANADA M5J 2G2

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 24, 2005

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Generex Biotechnology Corporation ("Generex") that will be held on Thursday, March 24, 2005, at 10:00 a.m. (local time), at St. Lawrence Hall, 157 King Street East, Toronto, Ontario, Canada M5E 1C4, for the following purposes, as set forth in the accompanying proxy statement:

1.      To elect seven directors;

2. To authorize the Board of Directors, in the three-month period commencing with the date of the annual meeting, to issue, without prior stockholder approval, in connection with capital raising transactions, and/or acquisitions of assets, businesses or companies, up to 10,000,000 shares of common stock, including options, warrants, securities or other rights convertible into common stock, in the aggregate, in excess of the number of shares that NASDAQ's Rules 4350(i)(1)(C) and (D) permit Generex to issue in such transactions without prior stockholder approval, the issuance of such 10,000,000 shares to be upon such terms as the Board of Directors shall deem to be in the best interests of Generex, for a price of not less than 70% of the market price at the time of such issuance and for an aggregate consideration not to exceed $50,000,000, which such authorization shall include shares of common stock issued by Generex at or above market price prior to the date of the annual meeting (a "Prior Issuance") in the event The NASDAQ Stock Market, Inc. integrates (i) a new below market issuance by Generex within the three-month period commencing on the date of the annual meeting with (ii) the Prior Issuance;

3. To authorize the Board of Directors to issue up to 18,487,425 shares of common stock, in excess of the 6,962,447 shares of common stock the Board of Directors is permitted to issue without prior stockholder approval, (i) (a) as payment for outstanding principal of, and interest on, 6% Secured Convertible Debentures issued by Generex on November 10, 2004 (the "Debentures") or (b) upon conversion of the Debentures into shares of common stock, and (ii) upon exercise of Warrants and Additional Investment Rights issued in connection with the issuance of the Debentures;

4. To authorize the Board of Directors to temporarily or permanently reduce the exercise price of some or all of Generex's 12,789,343 outstanding common stock purchase warrants ("Warrants") to a price not less than 90% of the common stock's market price at the time of the Board of Director's determination to reduce the exercise price;

5. To ratify the appointment of BDO Dunwoody, LLP as independent public accountants for Generex for the fiscal year ending July 31, 2005; and

6. To transact such other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

        The Board of Directors has established the close of business on February 24, 2005, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

        You may revoke your proxy at any time before it has been voted. You are cordially invited to attend the annual meeting in person if it is convenient for you to do so.

By order of the Board of Directors,


________________________________________
Rose C. Perri
Secretary

February _______, 2005

                        GENEREX BIOTECHNOLOGY CORPORATION

                                 PROXY STATEMENT

General Information

         This proxy statement is provided to the stockholders of Generex Biotechnology Corporation ("Generex") in connection with the solicitation by the Board of Directors of Generex of proxies for use at the annual meeting of stockholders of Generex to be held on Thursday, March 24, 2005, at 10:00 a.m. (local time), at St. Lawrence Hall, 157 King Street East, Toronto, Ontario, Canada M5E 1C4, and any adjournments or postponements thereof. A form of proxy is enclosed for use at the annual meeting. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted FOR (1) the election of the nominees named herein as directors, (2) the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than market price in excess of amounts permitted under NASDAQ rules, (3) the proposal to authorize the Board of Directors to issue up to 18,487,425 shares of common stock, in excess of the 6,962,447 shares of Common Stock the Board of Directors is permitted to issue without prior stockholder approval, (i) (a) as payment for outstanding principal of, and interest on, 6% Secured Convertible Debentures issued by Generex on November 10, 2004 (the "Debentures") or (b) upon conversion of the Debentures into shares of common stock, and (ii) upon exercise of Warrants and Additional Investment Rights issued in connection with the issuance of the Debentures, (4) the proposal to authorize the Board of Directors to temporarily or permanently reduce the exercise price of some or all of Generex's Warrants to a price not less than 90% of the common stock's market price at the time the exercise prices are reduced, and (5) the ratification of appointment of BDO Dunwoody, LLP as Generex's independent public accountants; and they will be voted on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. The persons named as proxies were selected by the Board of Directors and are present members of the executive management of Generex.

        Any stockholder voting by proxy may revoke that proxy at any time before it is voted at the annual meeting by delivering written notice to the Secretary of Generex at the address set forth below, by delivering a proxy bearing a later date, or by attending the annual meeting in person and casting a ballot. If any stockholder holds shares of common stock through an account with a bank or broker, the stockholder must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if the stockholder plans to attend the meeting, Generex encourages such stockholder to vote its shares by proxy.

        Generex's principal executive offices are located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2, and its telephone number is (416) 364-2551. Proxy materials are first being mailed to stockholders beginning on or about February 25, 2005.

Shares Outstanding, Voting Rights and Vote Required

         Only stockholders of record at the close of business on February 24, 2005, are entitled to vote at the annual meeting. The only voting stock of Generex outstanding and entitled to vote at the annual meeting is its common stock, $.001 par value per share (the "Common Stock"). As of the close of business on February 21, 2005, 35,733,643 shares of Common Stock were outstanding. Each share of Common Stock issued and outstanding is entitled to one vote on matters properly submitted at the annual meeting. Cumulative voting is not permitted under Generex's Restated Certificate of Incorporation, as amended.

        The presence, in person or by proxy, of the holders of a majority of the total issued and outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes. This means the seven nominees for director receiving the highest number of "For" votes will be elected as directors. Approval of each of (i) the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than market price in excess of amounts permitted under NASDAQ rules, (ii) the proposal to authorize the Board of Directors it issue up to 18,487,425 shares of Common Stock in excess of the 6,962,447 shares of Common Stock the Board of Directors is permitted to issue without prior stockholder approval, (a) (1) as payment for outstanding principal of, and interest on, the Debentures or (2) upon conversion of the Debentures into shares of common stock, and (b) upon exercise of Warrants and Additional Investment Rights issued in connection with the issuance of Debentures, (iii) the proposal to authorize the Board of Directors to temporarily or permanently reduce the exercise price of some or all of Generex's Warrants to a price not less than 90% of the common stock's market price at the time the exercise prices are reduced,
(iv) the proposal to ratify the appointment of BDO Dunwoody, LLP as Generex's independent public accountants and (v) any other matter that may be submitted to a vote of stockholders require the affirmative vote of a majority of the votes of the shares present or represented by proxy at the annual meeting and cast on such proposals. Except for the election of directors, abstentions will be counted in tabulating votes cast on the proposals presented to stockholders and will have the same effect as negative votes. Broker non-votes will not be counted in tabulating votes cast on the proposals presented to stockholders. Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspectors appointed for the meeting.

         The Board of Directors recommends voting FOR (1) the election of the nominees named herein for directors, (2) the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than the market price in excess of amounts permitted under NASDAQ rules, (3) the proposal to authorize the Board of Directors it issue up to 18,487,425 shares of Common Stock in excess of the 6,962,447 shares of Common Stock the Board of Directors is permitted to issue without prior stockholder approval, (i)(a) as payment for principal of, and interest on, the Debentures or (b) upon conversion of the Debentures into shares of common stock, and (b) upon exercise of Warrants and Additional Investment Rights issued in connection with the issuance of Debentures, (4) the proposal to authorize the Board of Directors to temporarily or permanently reduce the exercise price of some or all of Generex's Warrants to a price not less than 90% of the common stock's market price at the time the exercise prices are reduced, and (5) the appointment of BDO Dunwoody, LLP as Generex's independent public accountants for fiscal 2005.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

        Seven directors are to be elected at the annual meeting of stockholders. All directors will be elected to hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified.

        The persons named below have been designated by the Board of Directors, including a majority of independent directors, as nominees for election as directors. All nominees currently serve as directors of Generex. The individuals named in the enclosed proxy intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. If you do not wish your shares to be voted for any of the nominees, you may so indicate on the proxy. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, including a majority of independent directors. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

Name                          Age        Position Held with Generex
---------------------        -----       ---------------------------------------------------------
Anna E. Gluskin                53        Chairman, President, Chief Executive Officer and Director
Rose C. Perri                  37        Chief Operating Officer, Acting Chief Financial
                                         Officer, Treasurer, Secretary and Director
Gerald Bernstein, M.D.         71        Director, Vice President Medical Affairs
John P. Barratt                60        Director
Mindy J. Allport-Settle        37        Director
Brian T. McGee                 43        Director

Anna E. Gluskin -- Director since September 1997. Ms. Gluskin has served as the President and Chief Executive Officer of Generex since October 1997 and the Chairman since November 2002. She held comparable positions with Generex Pharmaceuticals, Inc. from its formation in 1995 until its acquisition by Generex in October 1997.

Rose C. Perri -- Director since September 1997. Ms. Perri has served as Treasurer and Secretary of Generex since October 1997, and as Chief Operating Officer since August 1998. She was an officer of Generex Pharmaceuticals, Inc. from its formation in 1995 until its acquisition by Generex in October 1997. Effective November 2002, Ms. Perri became acting Chief Financial Officer.

Gerald Bernstein, M.D. -- Director since October 2002. Dr. Gerald Bernstein has served as Vice President of Generex since October 1, 2001. Dr. Bernstein acts as a key liaison for Generex on medical and scientific affairs to the medical, scientific and financial communities and consults with Generex under a consulting agreement on research and medical affairs and on development activities. Dr. Bernstein has been an associate clinical professor at the Albert Einstein College of Medicine in New York and an attending physician at Beth Israel Medical Center, Lenox Hill Hospital and Montefore Medical Center, all in New York, since 1999. He was president of the American Diabetes Association from 1997 to 1998.

John P. Barratt -- Director since March 2003. Mr. Barratt is Court appointed Responsible Person and Liquidation Manager of Beyond.com Corporation, Debtor-in-Possession, a US Chapter 11 Bankruptcy Case. Prior to his appointment in 2002, he had served as Chief Operating Officer of Beyond.com, since 2000. From January 1996 to September 2000, Mr. Barratt served as partner-in-residence for the Quorum Group of Companies, an international investment partnership specializing in providing debt and equity capital to the emerging high growth technology sector. From 1988 to December 1995, Mr. Barratt was Executive Vice President and Chief Operating Officer of Coscan Development Corporation. He previously held a number of senior-level management positions, including Deputy Chief Executive of Lloyds Bank Canada. Mr. Barratt also currently serves on the Board of Directors and is Chairman of the Credit Committee and member of the Audit Committee for the Bank of China (Canada), and as a director and a member of the Audit Committee of GLP NT Corporation and BNN Split Corporation.
Mr. Barratt also serves on the Advisory Board of Brascan SoundVest Diversified Income Fund and Brascan SoundVest Total Return Fund.

Mindy J. Allport-Settle -- Director since February 2004. Ms. Allport-Settle has been President and Chief Executive Officer of Integrated Development, LLC ("Integrated") since 1998. Integrated is an independent consulting firm to the pharmaceutical industry, providing informed guidance in operational, project and contract management, new business development and regulatory compliance. In addition to her position with Integrated, Ms. Allport-Settle has been a Vice-President of Impact Management Services, Inc. ("IMS") since 2003, which also provides consulting services to the pharmaceutical industry. In her current positions at Integrated and IMS, Ms. Allport-Settle has worked with several major pharmaceutical companies. From 2001 to 2002, Ms. Allport-Settle was Director of Client Services for Scriptorium Publishing Service. From 1992 to 1994, Ms. Allport-Settle was an Eye Bank Technician/Organ Procurement Surgeon for NC Eye & Human Tissue Bank; and from 1991 to 1998, Ms. Allport-Settle was a Freelance Writer and Photographer. Ms. Allport-Settle is currently working on her M.B.A. in Global Management at the University of Phoenix and expects to receive her degree in 2005.

Brian T. McGee - Director since March 2004. Mr. McGee has been a partner of Zeifman & Company, LLP ("Zeifman") since 1995. Mr. McGee began working at Zeifman shortly after receiving a B.A. degree in Commerce from the University of Toronto in 1985. Zeifman is a Chartered Accounting firm based in Toronto,

Ontario. A significant element of Zeifman's business is public corporation accounting and auditing. Mr. McGee is a Chartered Accountant. Throughout his career, Mr. McGee has focused on, among other areas, public corporation accounting and auditing. In 1992, Mr. McGee completed courses focused on International Taxation and Corporation Reorganizations at the Canadian Institute of Chartered Accountants and in 2003, Mr. McGee completed corporate governance courses on compensation and audit committees at Harvard Business School.

There are no family relationships among the officers and directors of Generex.

NASDAQ Rule 4350(c) requires that a majority of the Board of Directors be comprised of independent directors as defined in NASDAQ Rule 4200(a)(15). The Board of Directors has determined that Messrs. Barratt, McGee and Rosen and Ms. Allport-Settle are independent, in accordance with NASDAQ Rules 4200(a)(15) and 4350(c). Accordingly, a majority of the current directors and a majority of the nominees for director meet the definition of independence under the NASDAQ SmallCap Market listing requirements. In addition, Generex continues to evaluate additional candidates for independent directors. In accordance with the Bylaws of Generex, the Board of Directors is permitted to increase the number of directors and to fill the vacancies created by the increase until the next annual meeting of shareholders.

In addition, in connection with a joint venture, Generex entered into a Securities Purchase Agreement, dated January 16, 2001, with Elan Corporation plc ("Elan") and Elan International Services, Ltd. ("EIS"), pursuant to which EIS had the right to nominate one director to Generex's Board of Directors for so long as EIS or its affiliates owned at least 1.0% of the issued and outstanding shares of Common Stock. On December 21, 2004, Generex entered into a Termination Agreement with Elan and EIS, whereby Generex, Elan and EIS agreed to terminate their joint venture and the rights and obligations of each party thereunder, including EIS' right to nominate a director to Generex's Board of Directors. EIS had not exercised its right to have a representative on the Board of Directors since August, 2002.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                    THE ELECTION OF THE ABOVE-NAMED NOMINEES

          PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE AND SALE OF SHARES
                  AT PRICES BELOW THE THEN CURRENT MARKET PRICE
           IN POTENTIAL CAPITAL RAISING TRANSACTIONS AND ACQUISITIONS
                                  (PROPOSAL 2)

        Management has recommended to the Board of Directors that, in light of Generex's actual and potential cash needs, Generex must avail itself of all possible means of financing, including the private placement of its securities. In addition, Generex has been presented with potential acquisition candidates and other acquisition and business combination opportunities in the past and must have the flexibility to timely act upon any such opportunities and transactions which may arise in the future. Management informed the Board of Directors that the ability of Generex to offer its securities in private placements or acquisitions at an offering price below the market price or book value of such securities at the time of any such private placements or acquisitions would afford Generex greater flexibility in structuring future financings or acquisitions. However, NASDAQ Marketplace Rules 4350(i)(1)(C) and
(D) require stockholder approval prior to the sale or issuance or potential issuance of shares equal to twenty percent (20%) or more of Generex's Common Stock, or twenty percent (20%) or more of the voting power of Generex, outstanding before the issuance, if the effective sale price of the Common Stock is less than the greater of the book or market value of the Common Stock on the date of such issuance. Shares of Generex's Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such capital raising transactions or acquisitions are considered shares issued in the transaction or acquisition in determining whether the twenty percent (20%) limit has been reached. Management believes the delay required to arrange for a meeting of stockholders to approve a specific financing transaction or acquisition might jeopardize the closing of the transaction or acquisition. In order to comply with the possible application of the NASDAQ rules, Generex is seeking stockholder approval for the issuance and sale of shares, during the three-month period commencing with the date of the annual meeting, in a potential acquisition, corporate transaction, other business combination or private placement or other capital raising transaction ("Potential Equity Related Investment") so that the Board of Directors will have flexibility to timely enter into and close any such transaction.

        There are various reasons management may seek additional financing in the three-month period immediately following the annual meeting. Generex may need additional financing to fund expanded research and development activities and working capital needs. While Generex has no present need for additional financing for these purposes, Generex believes it should have the flexibility to respond to opportunities as they are presented. In addition, the sale of equity securities may be necessary to enable Generex to continue to comply with the Stockholders' Equity requirements of the NASDAQ SmallCap Market; and increases in Stockholders' Equity could potentially permit Generex to regain compliance with NASDAQ National Market standards. In addition, Generex may be presented with an acquisition, corporate transaction or other business combination opportunity that would be beneficial to it and would require the issuance of shares and/or options in excess of the amounts required under the NASDAQ rules.

        Management believes it may need the general flexibility to issue shares at prices which Generex and any prospective investor or acquisition candidate expressly contemplate are below market value. Management also believes that it needs the flexibility provided by this proposal because there may be situations where the parties to a transaction believe the shares are being issued at a price equal to or greater than book and market value but the effective price would be considered below the greater of book or market value by NASDAQ. This would primarily occur because investors and others in the financial community may consider market value to be an average of closing prices for a period of several days, while NASDAQ would consider the market value to be the closing price on a particular day or an average over a much shorter period.

The stockholders approved a similar proposal at each of the special meeting held on November 4, 2003 and the annual meeting held on May 17, 2004, however, of the private placements Generex conducted since then, only two have been at a price that was deemed to be less than market price and book value. The first such private placement occurred during the three month period immediately following the annual meeting held on May 17, 2004 and was therefore previously authorized by the stockholders. The second below market private placement occurred in November 2004 and is the subject of Proposal No. 3 (the "November Private Placement").

Additionally, in the event NASDAQ were to "integrate" a new below market issuance with an issuance of securities by Generex at or above market price prior to the date of the annual meeting (a "Prior Issuance"), NASDAQ may consider the Prior Issuance to retroactively be a below market issuance. Accordingly, this authorization shall include shares of Common Stock issued by Generex in a Prior Issuance in the event The NASDAQ Stock Market, Inc. integrates (i) a new below market issuance of Common Stock by Generex within the three-month period commencing on the date of the annual meeting with (ii) the Prior Issuance.

Other than the November Private Placement, as of the date hereof, Generex is not a party to any agreement, nor has it conducted negotiations with any third party, which would require Generex to issue shares of its Common Stock at a price that would be less than the market value of the Common Stock at the time of such agreement.

POTENTIAL EQUITY RELATED INVESTMENTS

        The following description of various forms of Potential Equity Related Investments and the reasons for such Potential Equity Related Investments is offered for informational purposes to Generex's stockholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Generex. Generex cannot guarantee any private placement or other financing will be completed (or if so, what the timing and the terms may be) and, other than as stated above, has not agreed to, nor conducted any negotiations for, a below market private placement. Accordingly, Generex cannot be certain that it will receive any proceeds from any potential financing.

        Given the uncertainty of the ultimate sales price for securities placed in any such private placement or other equity investment, and the percentage of Generex's currently outstanding Common Stock that may be sold, the sale of shares in a Potential Equity Related Investment (or one more transactions which NASDAQ would consider to be integrated) could result in the issuance of twenty percent (20%) or more of the outstanding voting stock of Generex and/or twenty percent or more of the voting power at a price less than the greater of the book value or market value of the shares. Therefore, Generex is seeking stockholder approval because the potential issuance and sale of shares may trigger the threshold requiring approval under NASDAQ Marketplace Rules 4350(i)(1)(C) and/or
(D). Generex believes that the current capital market environment requires management to maintain maximum flexibility in order to be able to timely consummate any potential capital-raising transaction without undue delay.

        The Board of Directors has the authority, without stockholder approval and without endangering Generex's NASDAQ listing, to authorize the issuance in each separate transaction (which is not integrated, under NASDAQ's interpretation of its own rules, with other transactions) of up to twenty percent (20%) of its shares outstanding before such transaction. As of February 21, 2005, the Company had 35,733,643 shares of Common Stock outstanding. Consequently, the Board of Directors may authorize the issuance of up to 7,143,155 shares without obtaining stockholder approval, assuming issuance of the new shares is not "integrated" with Generex's prior issuance of shares of stock below market. Generally, transactions which are at least three months apart will not be considered integrated by NASDAQ. The approval of Proposal No. 2 will give the Board of Directors the right to authorize, upon terms as the Board of Directors deems to be in the best interests of Generex, but in no event for (i) a price less than 70% of the market price at the time of issuance and
(ii) aggregate consideration in excess of $50,000,000, the issuance of an aggregate of 10,000,000 shares in such three month period, in addition to the 7,143,155 shares, for an aggregate of 17,143,155 shares. In addition, stockholders should note that, whether or not Proposal No. 2 is adopted, the Board of Directors may authorize, without stockholder approval, the issuance of any number of shares in separate transactions (provided that the Company issues less than twenty percent (20%) of its then outstanding Common Stock in each transaction and provided that the transactions would not be deemed integrated by NASDAQ) even if the aggregate number of such shares exceeds the number authorized by Proposal No. 2.

EFFECT OF A POTENTIAL EQUITY RELATED INVESTMENT UPON EXISTING STOCKHOLDERS

        Approval of Proposal No. 2 will give the Board of Directors substantial discretion to determine the amount, type and terms of securities to be issued by Generex. For example, Generex may issue any one or more of Common Stock, preferred stock convertible into Common Stock, debt securities or other debt obligations convertible into Common Stock, options and warrants. Some or all of these securities may be issued to investment bankers, placement agents, financial advisors and others who assist Generex in raising capital or in financial affairs, for services rendered and not for cash investment. The Board of Directors will have discretion to determine any applicable dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters. If securities convertible into or exercisable for Common Stock are issued in a Potential Equity Related Investment and such securities, at the time of issuance constitute twenty percent (20%) or more of Generex's securities and/or twenty percent (20%) or more of its voting power outstanding prior to such issuance, then stockholder approval of the Potential Equity Related Investment also will constitute approval of the issuance of shares of Common Stock upon conversion of such securities, and no additional approval will be solicited.

        It is expected that any such securities may not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state or foreign country. The securities will likely be offered and sold in reliance on Section 4(2) of the Securities Act or another applicable exemption. However, it is also likely that the terms of the transactions will require Generex to register the shares of Common Stock for resale by the investors after closing of the investment.

        Any transaction requiring approval by stockholders under NASDAQ Rules 4350(i)(1)(C) and (D) would be likely to result in a significant increase in the number of shares of Common Stock of Generex outstanding on a fully-diluted basis, and current stockholders will own a smaller percentage of the outstanding Common Stock of Generex. If convertible preferred stock, convertible debt or another senior security is issued in the Potential Equity Related Investment, the holders of the shares of such preferred stock, debt or senior security will have claims on Generex's assets and other rights superior to holders of Common Stock. Stockholders should note that the Board of Directors has the authority under Generex's Restated Certificate of Incorporation, as amended, to issue up to 1,000,000 shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board of Directors determines.

        In addition, stockholders may experience potential dilution in the market price of Generex's shares as a result of issuances of shares of Common Stock at prices below the current market price. Such issuance could cause the market price of Generex's shares to decline and/or remain below $1.00 per share. Generex's shares have traded below $1.00 during all of fiscal year 2005. Accordingly, because the bid price of Generex's shares of Common Stock has remained below $1.00 for an extended period of time, on November 24, 2004, Generex received notice from NASDAQ that unless, on or prior to May 23, 2005, the bid price of the Common Stock closes at or above $1.00 per share for a minimum period of ten (10) consecutive business days, the Common Stock may be de-listed from the NASDAQ Small Cap Market.

NO APPRAISAL RIGHTS

        Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2, APPROVAL OF THE POTENTIAL ISSUANCE AND SALE OF EQUITY SECURITIES
     IN ORDER TO COMPLY WITH NASDAQ MARKETPLACE RULES 4350(i)(1)(C) AND (D).

            PROPOSAL TO APPROVE THE ISSUANCE OF SHARES AS PAYMENT FOR
          PRINCIPAL OF, AND INTEREST ON, OUTSTANDING DEBENTURES OR UPON
             CONVERSION OF OUTSTANDING DEBENTURES AND UPON EXERCISE
            OF OUTSTANDING WARRANTS AND ADDITIONAL INVESTMENT RIGHTS
                                  (PROPOSAL 3)

        On November 10, 2004, Generex entered into a Securities Purchase Agreement whereby Generex agreed to issue 6% Secured Convertible Debentures, Warrants and Additional Investment Rights (together, the "Securities") for an aggregate purchase price of $4,000,000 in a private placement with four investors (the "November Private Placement"). The Debentures, including the Debentures issuable upon exercise of the Additional Investment Rights, have a term of fifteen (15) months and amortize over thirteen (13) months in thirteen
(13) equal installments beginning on the first day of the third month following their issuance. Interest on the principal amount outstanding accrues at the rate of six percent (6%) per annum. Generex may pay principal and accrued interest in cash or, at Generex's option, in shares of Common Stock. If Generex elects to pay principal and interest in shares of Common Stock, the value of each share of Common Stock will be equal to the lesser of (i) $0.82 and (ii) ninety percent (90%) of the average of the twenty (20) trading day volume weighted average price for the Common Stock for the twenty (20) trading day period immediately preceding the date of payment. In addition, at the option of the holder of each Debenture, the principle amount outstanding under each Debenture is convertible at any time and from time to time into shares of Common Stock at an initial conversion price of $0.82 per share. However, the conversion price may be reduced if Generex issues securities at a price per share less than the then effective conversion price of the Debentures.

        Because the value of the shares of Common Stock used by Generex to pay principal of, and interest on, the Debentures is discounted to market and because the conversion price of the Debentures is subject to reduction upon the occurrence of certain events, the issuance of shares of Common Stock by Generex in either event is deemed a below market issuance under the rules and regulations of The NASDAQ Stock Market. Further, because the aggregate number of shares of Common Stock issuable as payment for outstanding principal of, and interest on, the Debentures or upon conversion of the Debentures, plus the number of shares of Common Stock issuable upon exercise of the other Securities would exceed 19.99% of the shares of Common Stock outstanding immediately prior to the November Private Placement, pursuant to NASDAQ's Rules 4350(i)(1) (C) and
(D), the Board of Directors is authorized to issue not more than 6,962,447 shares of Common Stock in connection with the November Private Placement, without prior stockholder approval.

        Management has recommended to the Board of Directors that, in light of Generex's actual and potential cash needs, Generex should pursue any opportunity in which it can repay outstanding indebtedness with shares of its Common Stock. As a result, Management and the Board of Directors deem it to be in the best interests of Generex and its stockholders to pay principal of, and interest on, the Debentures with shares of Common Stock. In addition, in the event holders of Debentures desire to convert the outstanding principal amount thereof, and/or exercise the other Securities, into shares of Common Stock and Generex is unable to satisfy its obligation to issue such shares, Generex may incur substantial monetary penalties. Accordingly, Management and the Board of Directors desire to avoid incurring such penalties and deem it to be in the best interests of Generex and its stockholders to provide the Board of Directors the ability to satisfy Generex's obligations to issue shares of Common Stock upon conversion of the Debentures and exercise of the other Securities.

EFFECT OF ISSUING SHARES OF COMMON STOCK TO PAY PRINCIPAL OF, AND INTEREST ON, THE DEBENTURES, OR UPON CONVERSION OF THE DEBENTURES AND EXERCISE OF THE OTHER SECURITIES

        Approval of Proposal No. 3 will give the Board of Directors complete discretion to determine if, and how many, shares of Common Stock will be issued to pay principal of, and interest on, the Debentures. Approval of Proposal No. 3 will also give the holders of the Debentures and the other Securities the ability to convert the outstanding principal amount of, and accrued and unpaid interest on, the Debentures, and exercise the other Securities, into shares of Common Stock. Assuming Generex pays all principal and interest in shares of Common Stock and/or the holders of the Securities convert and exercise all such Securities into shares of Common Stock, shares of issued and outstanding Common Stock will increase significantly and current stockholders will own a smaller percentage of the outstanding Common Stock of Generex.

        In addition, because of the number of shares of Common Stock that may be issued if Proposal No. 3 is approved and because of the stated value at which such shares would be issued, stockholders may experience dilution in the market price of the Common Stock and the market price of the Common Stock may decline and/or remain below $1.00 per share. Generex's shares have traded below $1.00 during all of fiscal year 2005. Accordingly, because the bid price of Generex's shares of Common Stock has remained below $1.00 for an extended period of time, on November 24, 2004, Generex received notice from NASDAQ that unless, on or prior to May 23, 2005, the bid price of the Common Stock closes at or above $1.00 per share for a minimum period of ten (10) consecutive business days, the Common Stock may be de-listed from the NASDAQ Small Cap Market.

NO APPRAISAL RIGHTS

        Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 3, APPROVAL TO AUTHORIZE THE BOARD OF DIRECTORS TO ISSUE UP TO
 18,487,425 SHARES OF COMMON STOCK, IN EXCESS OF THE 6,962,447 SHARES OF COMMON
  STOCK THE BOARD OF DIRECTORS IS PERMITTED TO ISSUE WITHOUT PRIOR STOCKHOLDER APPROVAL, (i) (a) AS PAYMENT FOR OUTSTANDING PRINCIPAL OF, AND INTEREST ON, THE DEBENTURES OR (b) UPON CONVERSION OF THE DEBENTURES INTO SHARES OF COMMON STOCK,
  AND (ii) UPON EXERCISE OF WARRANTS AND ADDITIONAL INVESTMENT RIGHTS ISSUED IN
                 CONNECTION WITH THE ISSUANCE OF THE DEBENTURES.

      PROPOSAL TO APPROVE THE POTENTIAL TEMPORARY OR PERMANENT REDUCTION OF
       THE EXERCISE PRICE OF SOME OR ALL OUTSTANDING GENEREX COMMON STOCK
                   PURCHASE WARRANTS TO A PRICE NOT LESS THAN
    THE CURRENT MARKET PRICE AT THE TIME THE BOARD OF DIRECTORS DETERMINES TO
                                REDUCE THE PRICE
                                  (PROPOSAL 4)

        Management believes that the efficient potential means of obtaining financing include inducing current holders of outstanding Generex common stock purchase warrants (the "Warrants") to exercise those Warrants by reducing the exercise price, or price payable per share, of the Warrants. Generex currently has outstanding Warrants exercisable for 12,789,343 shares of Common Stock, equal to approximately 35.8% of the outstanding shares of common stock, with exercise prices ranging from $.91 to $25.15 per share. The weighted average exercise price is $2.32 per share. Some of these Warrants have been issued to consultants in connection with services rendered. Most of the Warrants were issued to investors or brokers in private placements of Generex securities.

        NASDAQ Marketplace Rules require stockholder approval prior to the reduction of the exercise price of Warrants exercisable for shares equal to twenty percent (20%) or more of Generex's Common Stock, if the effective sale price of the Common Stock is less than the greater of the book or market value of the Common Stock. Even if Generex were to limit the exercise price reduction to Warrants representing less than 20% of the outstanding shares of Common Stock, in the absence of stockholder approval the reduction could retroactively affect the qualification of prior private placements under NASDAQ rules. Therefore, in order to comply with the possible application of the NASDAQ rules, Generex is seeking stockholder approval to reduce the exercise price of some or all of its outstanding Warrants so that the Board of Directors will have flexibility to timely react to market conditions that might favor obtaining funding in this manner. Generex may reduce the exercise price of all of the outstanding Warrants at one time during the three-month period commencing with the date of the Annual Meeting, or may reduce the exercise price of one or more series or other subgroups of Warrants at different times during this three month period. No individual Warrant, however, will be reduced more than once. Generex anticipates it will place time limits on the price reduction, so that the exercise prices will revert to their original levels at the end of such periods. However, the Board of Directors may decide that the price reductions should apply for the entire exercise period of some or all Warrants.

        The general reasons for seeking additional financing in the three-month period immediately following the Annual Meeting are described above in connection with Proposal 2. Management believes providing an inducement for exercise of the Warrants may be a particularly cost effective mechanism for obtaining investment. All of the Warrant holders have either provided services to Generex or made direct investments in Generex, and therefore are familiar with Generex. Generex will be able to communicate directly with the Warrant holders, and documentation will be limited. No brokers' or finders' fees will be required, and legal, accounting and other expenses and management resources will be significantly less than in connection with a standard private placement. This will offset at least some of the cost of permitting exercise at below market price

        Generex cannot guarantee that a 10% discount will induce a material number of warrant exercises. Accordingly, Generex cannot be certain that it will receive any proceeds from this potential action.

EFFECT OF A WARRANT EXERCISE PRICE REDUCTIONS UPON EXISTING STOCKHOLDERS

        Substantially all of the shares issuable upon exercise of the Warrants are registered for resale under the Securities Act of 1933, as amended (the "Securities Act"). There will be no restriction on the ability of Warrant holders to sell these shares in the public market. If a substantial number of Warrants are exercised and sold shortly thereafter, this, as well as the issuance of shares of Common Stock at prices below the current market price, could depress the market price of the Company's Common Stock. These actions could cause the market price of Generex's shares to decline and/or remain below $1.00 per share. Generex's shares have traded below $1.00 during all of fiscal year 2005. Accordingly, because the bid price of Generex's shares of Common Stock has remained below $1.00 for an extended period of time, on November 24, 2004, Generex received notice from NASDAQ that unless, on or prior to May 23, 2005, the bid price of the Common Stock closes at or above $1.00 per share for a minimum period of ten (10) consecutive business days, the Common Stock may be de-listed from the NASDAQ Small Cap Market.

NO APPRAISAL RIGHTS

        Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 4, APPROVAL OF THE POTENTIAL REDUCTION OF THE EXERCISE PRICE OF
OUTSTANDING GENEREX COMMON STOCK PURCHASE WARRANTS TO A PRICE NOT LESS THAN 90%
                      OF MARKET VALUE OF THE COMMON STOCK.

                      PROPOSAL TO RATIFY THE APPOINTMENT OF
                                BDO DUNWOODY, LLP
                   AS GENEREX'S INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 5)

        The Board of Directors of Generex has selected BDO Dunwoody, LLP ("BDO") to serve as the independent public accountants to audit the financial statements of Generex and its subsidiaries for the fiscal year ending July 31, 2005. BDO served as Generex's independent public accountants for the audit of Generex's financial statements for the fiscal years ended July 31, 2003 and 2004. Representatives of BDO will attend the annual meeting and will be available to answer appropriate questions. They will have the opportunity to make a statement at the annual meeting if they desire.

Effective July 1, 2003, Generex dismissed Deloitte & Touche, LLP ("Deloitte & Touche") and engaged BDO to serve as the independent public accountants to audit the financial statements of Generex for the fiscal year ending July 31, 2003. The decision to appoint BDO as Generex's independent public accountants beginning with the fiscal year ended July 31, 2003, replacing Deloitte & Touche, was approved by the Audit Committee of the Board of Directors. Deloitte & Touche did not decline to stand for re-election and Deloitte & Touche's reports on financial statements for the two fiscal years preceding their replacement did not contain an adverse opinion, disclaimer of opinion or qualification as to uncertainty, audit scope or accounting principles. There had been no disagreements with Deloitte & Touche at any time in the two fiscal years and any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        During the two fiscal years and any subsequent interim period preceding their replacement, Deloitte & Touche did NOT advise Generex that:

o the internal controls necessary for Generex to develop reliable financial statements did not exist;

o information had come to their attention that led them to believe that they could no longer rely on management's representations or that made them unwilling to be associated with the financial statements prepared by management;

o they needed to expand the scope of their audit or that information existed that had come to their attention during the last two fiscal years, which if further investigated may (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent them from rendering any unqualified audit report on those financial statements) or (ii) cause them to be unwilling to rely on management's representations or be associated with Generex's financial statements; and that due to their replacement or for any other reason, they did not so expand the scope of their audit or conduct further investigation; or

o information had come to their attention that they had concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to their satisfaction, would prevent them from rendering an unqualified audit report on those financial statements); and due to their replacement, or for any other reason, the issue had not been resolved to their satisfaction prior to their replacement.

        If the stockholders do not ratify the appointment of BDO as independent public accountants, the Audit Committee of the Board of Directors will investigate the reasons for the rejection by the stockholders and the Audit Committee will reconsider the appointment.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                       THE APPOINTMENT OF BDO AS GENEREX'S
    INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JULY 31, 2005.

FEES PAID TO GENEREX'S INDEPENDENT PUBLIC ACCOUNTANTS

        The following table sets forth the aggregate fees paid by Generex for the fiscal years ended July 31, 2003 and July 31, 2004 to its independent auditors:

                                   July 31, 2003         July 31, 2004
                                   -------------         -------------
Audit Fees ..................      $      74,925(1)      $     185,672(4)
Audit-Related Fees ..........      $      50,932(2)      $      42,360(5)
All Other Fees ..............      $           0(3)      $           0(6)

(1) Represents charges of BDO Dunwoody, Generex's auditor for fiscal year ended July 31, 2003.

(2) Represents amounts billed by Deloitte & Touche for review of financial statements contained in Generex's Quarterly Reports on Form 10-Q prior to their dismissal on July 1, 2003, and review of registration statements incorporating by reference their reports.

(3) Neither Deloitte & Touche nor BDO Dunwoody billed amounts for any other services.

(4) Represents charges of BDO Dunwoody, Generex's auditor for fiscal year ended July 31, 2004.

(5) Represents amounts billed by Deloitte & Touche for review of financial statements contained in Generex's Annual Reports on Form 10-K, and review of registration statements incorporating by reference their reports.

(6) Neither Deloitte & Touche nor BDO Dunwoody billed amounts for any other services.

POLICY FOR PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee's policy is to pre-approve all audit services and all non-audit services that Generex's independent auditor is permitted to perform for Generex under applicable federal securities regulations. As permitted by the applicable regulations, the Audit Committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

The pre-approval policy was implemented effective as of October 30, 2003. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance. All engagements of the independent auditor to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance with its normal functions.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The business affairs of Generex are managed under the direction of the Board of Directors. During the fiscal year ended July 31, 2004, Generex's Board of Directors held 4 meetings and took action by unanimous consent 5 times. During the fiscal year ended July 31, 2004, all of the directors attended all of the Board of Directors meetings that were held.

        On January 29, 2004, Mr. Levitch and Dr. Modi resigned from the Board of Directors. Dr. Modi was initially retained by Generex in his position of Vice President, Research and Development, but on August 26, 2004, Dr. Modi also resigned from his position of Vice President, Research and Development. To fill the vacancies left by Mr. Levitch and Dr. Modi, the Board of Directors, including all of the independent directors, appointed Ms. Allport-Settle to the Board of Directors on February 6, 2004 and appointed Mr. McGee to the Board of Directors on March 16, 2004. Each of Ms. Allport-Settle and Mr. McGee is deemed an independent director under NASDAQ Rule 4200(a)(15). Except for the periods of time between the resignation of Mr. Levitch and Dr. Modi, respectively, and the appointments of Ms. Allport-Settle and Mr. McGee, respectively, during fiscal year 2004, the Board of Directors consisted of seven members. As a result of the resignation of Dr. Modi and the appointment of Ms. Allport-Settle and Mr. McGee, a majority of the current directors meet the definition of independence under the NASDAQ SmallCap Market listing requirements. Generex continues to evaluate additional candidates for independent directors. In accordance with the Bylaws of Generex, the Board of Directors is permitted to increase the number of directors and to fill the vacancies created by the increase until the next annual meeting of shareholders.

        The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. Generex has not established a Nominating Committee.

        The Audit Committee, which was established on March 1, 2000, met 2 times during the fiscal year ended July 31, 2004. The Audit Committee reviews and discusses with Generex's management and its independent auditors the audited and unaudited financial statements contained in Generex's Annual Reports on Form 10-K and Quarterly reports on Form 10-Q, respectively. Although Generex's management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures, the Audit Committee reviews and discusses the reporting process with management on a regular basis. The Audit Committee also discusses with the independent auditor their judgments as to the quality of Generex's accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements as well as such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has adopted a written charter, which was amended on October 30, 2003 and, as amended, is reproduced as Appendix A to Generex's Proxy Statement filed with the Securities and Exchange Commission on January 23, 2004. The Audit Committee Charter is also available on Generex's website-www.generex.com.

        During fiscal 2004, the Audit Committee was initially composed of Mr. Barratt, who is the chairman of the Audit Committee, Mr. Rosen and our former director, Mr. Levitch. As a result of Mr. Levitch's resignation, Brian T. McGee was appointed to the audit committee in March, 2004. The Audit Committee is currently composed of Mr. Rosen, Mr. Barratt and Mr. McGee. All of the members of the Audit Committee attended all of the meetings that they were eligible to attend.

        The Compensation Committee was formed on July 30, 2001 and met 2 times during the fiscal year ended July 31, 2004. The Compensation Committee was formed to set policies for compensation of the Chief Executive Officer and the other executive officers of Generex. The Compensation Committee periodically compares Generex's executive compensation levels with those of companies with which Generex believes that it competes for attraction and retention of senior caliber personnel. Under NASDAQ rules effective as of the date of the annual meeting, the Compensation Committee will either determine or recommend to the Board of Directors the compensation of all executive officers.

        At the commencement of fiscal 2004, the Compensation Committee was composed of Mr. Rosen, Mr. Barratt and our former director, Mr. Levitch. Consequent upon Mr. Levitch's resignation from the Board of Directors in January 2004, the Board of Directors determined to restructure the Compensation Committee. Accordingly, in May 2004, Mr. McGee and Ms. Allport-Settle were appointed to the Compensation Committee in the place of Mr. Barrett and Mr. Rosen. However, all decisions made on behalf of the Compensation Committee with respect to compensation for fiscal 2004 were made by the former members of the committee. Ms. Allport-Settle and Mr. McGee will make compensation decisions on behalf of the Compensation Committee beginning in fiscal 2005. Currently, there is no chairman of the Compensation Committee. All of the members of the Compensation Committee attended all of the meetings of the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee reviewed and discussed Generex's audited financial statements for the fiscal year ended July 31, 2004 with management. The Audit Committee discussed with BDO Dunwoody, LLP, Generex's independent public accountants for the fiscal year ended July 31, 2004, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified. The Audit Committee received the written disclosures and the letter from BDO Dunwoody, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with BDO Dunwoody, LLP its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Generex's Annual Report on Form 10-K for the fiscal year ended July 31, 2004.

                        Submitted by the Audit Committee

                           John P. Barratt (Chairman)
                                J. Michael Rosen
                                 Brian T. McGee

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the Securities and Exchange Commission (the "SEC") or to be incorporated by reference into any of Generex's previous or future filings with the SEC, except as otherwise explicitly specified by Generex in any such filing.

AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors at Generex has determined that at least one person serving on its Audit Committee is an "audit committee financial expert" as defined under Item 401(h) of Regulation S-K. Mr. Barratt, a member of the Audit Committee, is an audit committee financial expert and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended and NASDAQ Rules 4200(a)(15) and 4350(d).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy. The goals of Generex's compensation program are to attract and retain talented executives, to motivate these executives to achieve Generex's business goals, to align executive and stockholder interests and to recognize individual contributions as well as overall business results.

The key elements of Generex's executive compensation are base salary, cash bonuses, stock bonuses and stock options. While the elements of compensation are considered separately, the Compensation Committee ultimately looks to the value of the total compensation package provided by Generex to the individual executive.

At the end of the July 31, 2001 fiscal year, the Compensation Committee conducted a review of Generex's executive compensation program. This review included a comprehensive report from an independent executive compensation consultant that compared Generex's total executive compensation, including base salaries, cash bonuses and stock options, to a peer group of publicly traded biotechnology companies. For the fiscal year ended July 31, 2001, the Compensation Committee targeted total cash compensation for Generex executives to the median of the peer group. For the fiscal year ended July 31, 2002, the Compensation Committee targeted total cash compensation for executives at the higher end of the peer group. In setting this policy, the Compensation Committee took into account Generex's relatively lean management structure and the number of roles filled by each officer. After the end of the July 31, 2003 fiscal year, the Compensation Committee determined that notwithstanding substantial efforts made on Generex's behalf by the executive officers and the substantial challenges faced by Generex given its stage of development, the salaries received by the executive officers, having been "brought to market" the previous year, represented the higher end of the compensation range for executives at similar development stage companies. The Committee therefore determined that the salaries represented appropriate cash compensation, and awarded no bonuses for 2004. During all relevant periods, Dr. Modi's compensation has been based on his contract. The contract provides for a predetermined salary and achievement based bonuses. Although Dr. Modi resigned from his position as Vice President, Research and Development, in accordance with Dr. Modi's agreement with Generex, the termination of Dr. Modi's agreement is effective the date which is twelve (12) months after delivery to Generex of Dr. Modi's notice of termination. Accordingly, Generex will continue to pay Dr. Modi's salary and other compensation in accordance with the consulting agreement until August 25, 2005.

Base Salaries. Prior to 2001, Generex historically paid very modest base salaries to its executive officers, relying on option grants to supplement the low base salaries. The Compensation Committee implemented increases for fiscal 2002 to bring the base salaries of Generex's executives in line with base salaries of Generex's principal competitors. The Compensation Committee has determined that since 2002 Generex's executive salaries are comparable to similarly situated executive officers in the biotechnology industry. Accordingly, neither Ms. Gluskin's nor Ms. Perri's salary was increased for fiscal 2004. The Compensation Committee is currently reviewing salaries in respect of fiscal 2005.

Cash Bonuses. In 2002, the Compensation Committee adopted performance objectives for determining bonuses of executive officers on a going forward basis. Executive officer bonuses were, and continue to be, based on the executive's position within Generex, Generex's attainment of the objectives and individual contributions to the attainment of the objectives. The Compensation Committee meets each year to determine such year's bonuses. Although Generex had achieved a number of its objectives during fiscal 2003, the Compensation Committee determined not to award bonuses for fiscal 2003. The Compensation Committee is currently reviewing cash bonuses in respect of fiscal 2004.

As discussed above, the Compensation Committee determined that the salaries (and in the case of Mark Fletcher, guaranteed bonus) received by the executive officers during fiscal 2004 represented appropriate cash compensation. Therefore, no cash bonuses were awarded to the executive officers for fiscal 2004, other than Mr. Fletcher's guaranteed bonus. At the same time, the Committee decided to continue its plan, which was developed in fiscal 2004, during 2005 that would tie potential executive bonuses to measurable and realistic milestones. Under his agreement with Generex, Mr. Fletcher receives a guaranteed bonus of $30,000 per annum, payable in quarterly installments, while he is employed by Generex. Dr. Modi's consulting agreement currently provides for bonuses based on specific milestones, which Generex will be obligated to pay until August 25, 2005.

Stock Options. The purpose of stock option grants is to provide an additional incentive to Generex employees, including executive officers, to contribute materially to the growth of Generex. Stock options are granted to align the interests of the recipients with the interests of stockholders. In November 2003, the Committee granted to each of Ms. Gluskin and Ms. Perri options for 100,000 shares for fiscal year 2004. Dr. Modi receives options for 150,000 shares each year under the terms of his consulting agreement with Generex.

Chief Executive Officer Compensation. Ms. Gluskin's compensation for the fiscal year ended July 31, 2004 was determined in accordance with the compensation policies described above. Ms. Gluskin was paid a cash salary of approximately $350,000, which the Committee deemed appropriate compensation, and received no cash bonus for 2004. Ms. Gluskin was granted an option for 100,000 shares. The compensation paid to Ms. Gluskin for fiscal 2004 was considered to give appropriate incentives to Ms. Gluskin to continue to promote the strategic objectives of Generex and to enhance stockholder value.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code does not allow public companies to take a Federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million for any such officer in any fiscal year. This limitation does not apply to compensation that qualifies as "performance-based compensation" under the Code. The Board of Directors believes that at the present time it is quite unlikely that the compensation paid to any executive officer will exceed $1 million in any fiscal year. Therefore, the Board of Directors has not taken any measures to date specifically to qualify any of the compensation paid to its executive officers as "performance-based compensation" under the Code.

                     Submitted by the Compensation Committee

                                 John P. Barratt
                                J. Michael Rosen

The foregoing Report of the Compensation Committee on Executive Compensation and the Performance Graph on page 22 shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of Generex's previous or future filings with the SEC, except as otherwise explicitly specified by Generex in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that Generex's directors and executive officers, and any persons who own more than ten percent (10%) of Generex's common stock, file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Generex. Such persons are required by SEC regulations to furnish Generex with copies of all such reports that they file. To the knowledge of Generex, based upon its review of these reports, all Section 16 reports required to be filed by its directors and executive officers during the fiscal year ended July 31, 2004 were filed on a timely basis.

EXECUTIVE OFFICERS AND DIRECTORS

Anna E. Gluskin                53        Chairman, President, Chief Executive Officer and Director
Rose C. Perri                  37        Chief Operating Officer, Acting Chief Financial Officer,
                                         Treasurer, Secretary and Director
Gerald Bernstein, M.D.         71        Director, Vice President Medical Affairs
J. Michael Rosen               53        Director
Mark Fletcher, Esquire         39        Executive Vice President and General Counsel
John P. Barratt                60        Director
Mindy J. Allport-Settle        37        Director
Brian T. McGee                 43        Director

All directors are elected to hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

Anna E. Gluskin -- Director since September 1997. Ms. Gluskin has served as the President and Chief Executive Officer of Generex since October 1997 and the Chairman since November 2002. She held comparable positions with Generex Pharmaceuticals, Inc. from its formation in 1995 until its acquisition by Generex in October 1997.

Rose C. Perri -- Director since September 1997. Ms. Perri has served as Treasurer and Secretary of Generex since October 1997, and as Chief Operating Officer since August 1998. She was an officer of Generex Pharmaceuticals, Inc. from its formation in 1995 until its acquisition by Generex in October 1997. Effective November 2002, Ms. Perri became acting Chief Financial Officer.

Gerald Bernstein, M.D. -- Director since October 2002. Dr. Gerald Bernstein has served as Vice President of Generex since October 1, 2001. Dr. Bernstein acts as a key liaison for Generex on medical and scientific affairs to the medical, scientific and financial communities and consults with Generex under a consulting agreement on research and medical affairs and on development activities. Dr. Bernstein has been an associate clinical professor at the Albert Einstein College of Medicine in New York and an attending physician at Beth Israel Medical Center, Lenox Hill Hospital and Montefore Medical Center, all in New York, since 1999. He was president of the American Diabetes Association from 1997 to 1998.

J. Michael Rosen -- Director since August 2000. Mr. Rosen has been a principal in a number of related travel management and hotel marketing businesses since 1978. The principal companies in this group, all of which are headquartered in Ontario, are Uniworld Travel & Tours, Inc., Nevada Vacations, Inc., Casino Vacations, Inc. and Casino Tours, Inc. Mr. Rosen presently serves as the President or a Vice President, and the Chief Financial Officer, of each of these companies. Mr. Rosen is an accountant by training, and was engaged in the private practice of accounting prior to 1978.

Mark Fletcher, Esq. -- Mr. Fletcher has served as our Executive Vice President and General Counsel since April 2003. From October 2001 to March 2003,
Mr. Fletcher was engaged in the private practice of law as a partner at Goodman and Carr LLP, a leading Toronto law firm. From March 1993 to September 2001, Mr. Fletcher was a partner at Brans, Lehun, Baldwin LLP, a law firm in Toronto. Mr. Fletcher received his LL.B. from the University of Western Ontario in 1989 and was admitted to the Ontario Bar in 1991.

John P. Barratt -- Director since March 2003. Mr. Barratt is Court appointed Responsible Person and Liquidation Manager of Beyond.com Corporation, Debtor-in-Possession, a US Chapter 11 Bankruptcy Case. Prior to his appointment in 2002, he had served as Chief Operating Officer of Beyond.com, since 2000. From January 1996 to September 2000, Mr. Barratt served as partner-in-residence for the Quorum Group of Companies, an international investment partnership specializing in providing debt and equity capital to the emerging high growth technology sector. From 1988 to December 1995, Mr. Barratt was Executive Vice President and Chief Operating Officer of Coscan Development Corporation. He previously held a number of senior-level management positions, including Deputy Chief Executive of Lloyds Bank Canada. Mr. Barratt also currently serves on the Board of Directors and is Chairman of the Credit Committee and member of the Audit Committee for the Bank of China (Canada), and as a director and a member of the Audit Committee of GLP NT Corporation and BNN Split Corporation.
Mr. Barratt also serves on the Advisory Board of Brascan SoundVest Diversified Income Fund and Brascan SoundVest Total Return Fund.

Mindy J. Allport-Settle -- Director since February 2004. Ms. Allport-Settle has been President and Chief Executive Officer of Integrated Development, LLC ("Integrated") since 1998. Integrated is an independent consulting firm to the pharmaceutical industry, providing informed guidance in operational, project and contract management, new business development and regulatory compliance. In addition to her position with Integrated, Ms. Allport-Settle has been a Vice-President of Impact Management Services, Inc. ("IMS") since 2003, which also provides consulting services to the pharmaceutical industry. In her current positions at Integrated and IMS, Ms. Allport-Settle has worked with several major pharmaceutical companies. From 2001 to 2002, Ms. Allport-Settle was Director of Client Services for Scriptorium Publishing Service. From 1992 to 1994, Ms. Allport-Settle was an Eye Bank Technician/Organ Procurement Surgeon for NC Eye & Human Tissue Bank; and from 1991 to 1998, Ms. Allport-Settle was a Freelance Writer and Photographer. Ms. Allport-Settle is currently working on her M.B.A. in Global Management at the University of Phoenix and expects to receive her degree in 2005.

Brian T. McGee - Director since March 2004. Mr. McGee has been a partner of Zeifman & Company, LLP ("Zeifman") since 1995. Mr. McGee began working at Zeifman shortly after receiving a B.A. degree in Commerce from the University of Toronto in 1985. Zeifman is a Chartered Accounting firm based in Toronto, Ontario. A significant element of Zeifman's business is public corporation accounting and auditing. Mr. McGee is a Chartered Accountant. Throughout his career, Mr. McGee has focused on, among other areas, public corporation accounting and auditing. In 1992, Mr. McGee completed courses focused on International Taxation and Corporation Reorganizations at the Canadian Institute of Chartered Accountants and in 2003, Mr. McGee completed corporate governance courses on compensation and audit committees at Harvard Business School.

OTHER KEY EMPLOYEES AND CONSULTANTS

Slava Jarnitskii is our Financial Controller. He began his employment with Generex Pharmaceuticals in September 1996 and has been in the employment of Generex since its acquisition of Generex Pharmaceuticals in October 1997. Before his employment with Generex Pharmaceuticals, Mr. Jarnitskii received a Masters of Business Administration degree from York University in September 1996.

Dr. Robert E. Humphreys, M.D., Ph.D., is currently Executive Vice-President and Chief Operating Officer of our subsidiary, Antigen Express, Inc. Dr. Humphreys founded Antigen in 1996 and was its President. He has extensive experience in the National Institute of Health, arthritis, cancer and diabetes study sections. Dr. Humphreys is an inventor on (six) 6 awarded US patents and has over 150 peer-reviewed publications. Prior to founding Antigen, Dr. Humphreys was Professor of Medicine and Pharmacology at University of Massachusetts Medical School. He received his M.D. and Ph.D. degrees from Yale University and was a post-doctoral fellow in biochemistry at Harvard University. He also received his clinical training at Bethesda Naval Hospital and was an Officer at the Naval Medical Research Institute.

Eric von Hofe, PhD, is currently a Vice President of Technology Development of our subsidiary, Antigen Express, Inc. He has extensive experience with technology development projects, including his previous position at Millennium Pharmaceuticals as Director of Programs & Operations, Discovery Research. Prior to that, Dr. von Hofe was Director, New Targets at Hybridon, Inc., where he coordinated in-house and collaborative research that critically validated gene targets for novel antisense medicines. He received his Ph.D. from the University of Southern California in Experimental Pathology and was a postdoctoral fellow at both the University of Zurich and Harvard School of Public Health. His work has been published in twenty-eight articles in peer- reviewed journals and he has been an inventor on four patents. Dr. von Hofe was Assistant Professor of Pharmacology at the University of Massachusetts Medical School, where he received a National Cancer Institute Career Development Award for defining mechanisms by which alkylating carcinogens create cancers.

Dr. Minzhen Xu is Vice President - Biology of Antigen. Dr. Xu received an M.D. from Shanghai Medical University in China and a Ph.D. in immunology from University of Massachusetts Medical School. He has been with Antigen since its inception and is Generex's chief experimentalist.

NOMINATION OF DIRECTORS

Generex currently does not have a nominating committee. Nominations for the election of directors at annual meetings have generally been handled by the full Board of Directors, which has never exceeded seven members. In order to comply with newly implemented NASDAQ rules, Generex is maintaining the size of its Board of Directors at seven members, four of whom will be independent. Accordingly, due to the relatively small size of its Board of Directors, Generex does not foresee the need to establish a separate nominating committee. Future candidates for director will either be (i) recommended by a majority of the independent directors for selection by the Board of Directors or (ii) discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of the Board of Directors, including the affirmative vote of a majority of the independent directors, as required by the new NASDAQ rules. A board resolution providing this nominating process will be in place on the date of the annual meeting.

As a small company, Generex has generally used an informal process to identify and evaluate director candidates. Although Generex believes that indentifying and nominating highly skilled and experienced director candidates is critical to its future, Generex has not engaged, nor does it believe that it is necessary at this time to engage, any third party to assist it in identifying director candidates. Generex has encouraged both independent directors and directors that are not independent to identify nominees for the Board of Directors. Generex believes that as a result, it is presented with a more diverse and experienced group of candidates for discussion and consideration.

During the evaluation process, Generex seeks to identify director candidates with the highest personal and professional ethics, integrity and values. Generex seeks candidates with diverse experience in business, finance, pharmaceutical and regulatory matters, and other matters relevant to a company such as Generex. Additionally, Generex requires that director nominees have sufficient time to devote to its affairs.

Generex will consider candidates that are put forward by its stockholders. The name, together with the business experience and other relevant background information of a candidate, should be sent to Mark Fletcher, the Executive Vice-President and General Counsel of Generex, at Generex's principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2. Mr. Fletcher will then submit such information to the independent directors for their review and consideration. The process for determining whether to nominate a director candidate put forth by a stockholder is the same as that used for reviewing candidates submitted by directors. Other than candidates submitted by its directors and executive officers, Generex has never received a proposed candidate for nomination from any large long-term shareholder.

Generex has not, to date, implemented a policy or procedure by which its stockholders can communicate directly with its directors. Generex is currently reviewing alternative policies and procedures for such communication and intends to have a policy in place before the end of fiscal year 2004. All of the then directors of Generex attended its last annual meeting of stockholders.

DIRECTOR NOMINEES

        Any stockholder entitled to vote for the election of directors may nominate a person for election to the Board of Directors at the annual meeting. Any stockholder wishing to do so must submit a notice of such nomination in writing to the Secretary of Generex at Generex's principal offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2 not less than 60 nor more than 90 days prior to the annual meeting. In the event that less than 70 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice of nomination by a stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice of nomination must provide information about both the nominee and the nominating stockholder, as required by Generex's Amended and Restated Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to Mark Fletcher, the Executive Vice-President and General Counsel of Generex, at Generex's principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada
M5J 2G2.

                             STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total return on Generex's common stock with cumulative total returns of the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Biotechnology Index for the period commencing May 5, 2000 (the date Generex's common stock was first listed for trading on the NASDAQ National Market) and ending on July 31, 2004. The graph assumes that $100 was invested on May 5, 2000, in Generex's common stock, the stocks in the NASDAQ Stock Market (U.S. Companies) and the stocks comprising the NASDAQ Biotechnology Index, and that all dividends were reinvested. Generex's common stock has been trading on the NASDAQ SmallCap Market since June 5, 2003.




                               [INSERT GRAPH HERE]





                                      5/2000    7/2000    7/2001     7/2002     7/2003    7/2004
                                      ------    ------    ------     ------     ------    ------
Generex Biotechnology Corporation      100.0     72.5      81.4       21.5       14.0      10.4

Nasdaq Stock Market                    100.0     117.5     46.2       37.7       41.7      48.8

Nasdaq Biotechnology Index             100.0     118.2     99.8       61.9       92.1      88.4

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth, for Generex's last three fiscal years, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the three most highly compensated executive officers of Generex other than the CEO whose salary and bonus payments exceeded $100,000 for the fiscal year ended July 31, 2004.

SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                           --------------------------------------------------
                                               ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                       ----------------------------------  --------------------------------------------------
                                                                           Restricted    Securities                 All
                                      Salary                                  Stock      Underlying                Other
   Name and Principal    Year Ended     ($)       Bonus     Other Annual    Award(s)       Options      LTIP    Compensation
        Position           July 31      (3)        ($)      Compensation       ($)           (#)        Payouts      ($)
------------------------ ----------   -------   --------    -------------  ----------    -----------   -------  -------------
Anna E. Gluskin (1),        2004      350,000       0             *             0        100,000(4)       0          0
President and Chief         2003      350,000       0             *             0        350,000(5)       0          0
Executive Officer           2002      350,000    125,000          *             0             0           0          0

Rose C. Perri (1),          2004      295,000       0             *             0        100,000(4)       0          0
Chief Operating             2003      295,000       0             *             0        300,000(5)       0          0
Officer, acting Chief       2002      250,000    100,000          *             0             0           0          0
Financial Officer,
Treasure and Secretary

Pankaj Modi (2),            2004      282,519       0             *             0          150,000(6)     0          0
Vice President,             2003      262,000       0             *             0          150,000(6)     0          0
Research and Development    2002      262,500       0             *             0          150,000        0          0

Mark Fletcher,              2004      100,000   30,000(7)         *             0             0           0          0
Executive Vice              2003      100,000   15,000(7)         *             0        250,000(8)       0          0
President and General
Counsel

* Perquisites and other personal benefits, securities or other property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(1) Portions of the cash compensation paid to Ms. Gluskin and Ms. Rose Perri are attributable to amounts paid indirectly through a management services agreement with a corporation of which, at July 31, 2004, Ms. Gluskin Ms. Rose Perri were equal owners.

(2) All of the cash compensation paid to Dr. Modi is paid indirectly to him through a corporation owned 100% by him.

(3) Cash compensation is stated in the table in U.S. dollars. To the extent any cash compensation was paid in Canadian dollars, it has been converted into U.S. dollars based on the weighted average Canadian/U.S. dollar exchange rate for the years ended July 31, 2004, 2003 and 2002, respectively.

(4) These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan on November 18, 2003 with effect as of November 18, 2003.

(5) These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan on November 26, 2002 with effect as of November 26, 2002.

(6) Granted as of July 31, 2004 pursuant to the terms of Dr. Modi's consulting agreement. These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan.

(7) Mr. Fletcher's employment agreement guarantees him a bonus of $30,000 annually, payable in quarterly installments.

(8) Granted on March 19, 2003 with effect as of April 21, 2003 pursuant to the terms of Mr. Fletcher's employment agreement. These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan.

OPTION GRANTS DURING THE 2004 FISCAL YEAR

The following tables set forth information related to options to purchase common stock granted to the CEO and the named executive officers during the fiscal year ended July 31, 2004.

                                                                        Potential realizable value at
                                                                        assumed annual rates of stock
                                       Individual grants                appreciation for option term
------------------------------------------------------------------ ----------------------------------------
                                   Percent of
                     Number of        total
                    Securities       options
                    Underlying     granted to
                      Options     employees in
                    granted (#)    fiscal year    Exercise Price    Expiration       5%($)       10%($)
Name                                   (%)            ($/Sh)           Date
------------------ -------------- -------------- ----------------- -------------- ------------ ------------
Anna E. Gluskin     100,000(1)        4.4%          $  1.62          11/24/08     $  44,758     $   98,903

Rose C. Perri       100,000(1)        4.4%          $  1.62          11/24/08     $  44,758     $   98,903

Pankaj Modi         150,000(2)        6.5%          $  1.10           7/31/09     $  45,586     $  100,734

(1) These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan on November 24, 2003 with effect as of November 24, 2003.

(2) Granted on October 26, 2004 with effect as of July 31, 2004 pursuant to the terms of Dr. Modi's consulting agreement. These options were granted under the Generex Biotechnology Corporation 2001 Stock Option Plan.

FISCAL YEAR END OPTION VALUES

No options were exercised by the CEO or the named executive officers during the fiscal year ended July 31, 2004. The following table provides information relating to the number and value of options held by the CEO and the named executive officers at fiscal year end.

                                                             Number of securities
                                                                  underlying        Value of unexercised
                                                             unexercised options    options at July 31,
                                                               at July 31, 2004             2004
                      Shares Acquired                          (#) Exercisable/     ($) Exercisable(1)/
      Name            on Exercise (#)   Value Realized ($)      Unexercisable          Unexercisable
------------------   ----------------   ------------------   --------------------   --------------------
Anna E. Gluskin            -0-               -0-                   750,000/0                0/0
Rose C. Perri              -0-               -0-                   650,000/0                0/0
Pankaj Modi                -0-               -0-                   900,000/0                0/0
Mark Fletcher              -0-               -0-                   250,000/0                0/0

----------
(1)     Based on the closing price of common stock ($0.74) on November 22, 2004.

OTHER BENEFIT PLANS

We have no long-term incentive plans or defined benefit or actuarial pension plans, and have not repriced any options previously granted to the above named officers.

DIRECTORS' COMPENSATION; OTHER COMPENSATION

Directors who are not officers or employees of Generex receive cash compensation of $10,000 each fiscal quarter. Mr. Barratt received $10,000 upon becoming director, applicable to the quarter in which his service began. Each outside director received options exercisable for 70,000 shares for fiscal 2004.
Mr. Barratt also received options for an additional 20,000 shares upon appointment to the Board of Directors.

Dr. Modi is compensated through a consulting agreement that was originally entered into as of October 1, 1996, that was amended and supplemented as of January 7, 1998, and that was further amended and supplemented as of December 31, 2000. The parties to the agreement are Dr. Modi, Generex and Generex Pharmaceuticals, Inc., a wholly-owned subsidiary of Generex. An amendment to Dr. Modi's consulting agreement was approved by the Board of Directors in January 2002 granting Dr. Modi cash bonuses upon the occurrence of certain events in connection with the extension of the joint venture with Elan to include Morphine. All references to the consulting agreement in the following discussion relate to the agreement, as amended and supplemented.

Pursuant to the terms of the consulting agreement, Dr. Modi held the position of Vice President, Research and Development of Generex and Generex Pharmaceuticals, and both Generex and Generex Pharmaceuticals are jointly and severally responsible for the payment to Dr. Modi of all amounts due under the consulting agreement. The agreement provides for Dr. Modi's term of service to extend through July 31, 2010, subject to termination without cause by Dr. Modi or Generex at any time after January 1, 2003 upon 12 months' prior written notice.

In connection with amending and supplementing the consulting agreement in January 1998, Generex issued 1,000 shares of Special Voting Rights Preferred Stock ("Special Preferred Stock") to Dr. Modi, comprising all of the outstanding shares of Special Preferred Stock. Special Preferred Stock does not generally carry the right to vote, but does have the following special voting rights:

        o the holders of Special Preferred Stock have the right to elect a majority of Generex's Board of Directors if a change of control occurs; and
        o the holders of Special Preferred Stock have the right to approve any transaction that would result in a change of control.

A "change of control" is deemed to occur if Generex's founders (namely, Ms. Gluskin, Dr. Modi or Ms. Rose Perri), or directors appointed or nominated with the approval of Generex's founders, should cease to constitute at least 60% of Generex's directors, or if any person becomes either Chairman of the Board of Directors or Chief Executive Officer of Generex without the prior approval of the founders. If a change of control were to occur, Dr. Modi would thereafter be able to elect a majority of the directors. No change of control has occurred to date.

The consulting agreement provides for an annual base compensation of $250,000 a year, effective as of August 1, 2000, subject to certain cost-of-living increases. In addition, Dr. Modi is entitled to receive certain bonus compensation during the term of the agreement. Dr. Modi also has the right to receive certain additional bonus payments based upon agreements entered into by Generex for rights granted to third parties to develop, manufacture and/or market products based upon ideas, improvements, designs or discoveries made or conceived by Dr. Modi.

The consulting agreement provides for Dr. Modi to be granted options to purchase 150,000 shares of common stock in each of the next ten fiscal years, starting with the fiscal year ended July 31, 2001. The options may be granted only under option plans of Generex that have been approved by the stockholders.

On August 26, 2004, Dr. Modi resigned effective immediately from his position as Vice President, Research and Development. At such time, Dr. Modi also gave twelve (12) months prior written notice of termination of his consulting agreement. Accordingly, Dr. Modi will continue to receive salary and other compensation from Generex in accordance with his consulting agreement until August 25, 2005.

Dr. Bernstein is compensated through an employment agreement, dated April 1, 2002, between Dr. Bernstein and Generex. Pursuant to the terms of the employment agreement, Dr. Bernstein holds the position of Vice President of Medical Affairs. The employment agreement provides for Dr. Bernstein's term of service to extend through March 31, 2005, subject to (i) termination without cause by Dr. Bernstein or Generex upon 90 days' prior written notice and (ii) for cause by Generex immediately upon the giving of notice.

The employment agreement provides for an annual base compensation of $150,000 a year, effective as of April 1, 2002. During each year of the employment agreement, Dr. Bernstein may receive cash bonuses at the discretion of the Board of Directors and is entitled to receive options to purchase 50,000 shares of common stock.

Mr. Fletcher is compensated through an employment agreement, dated March 17, 2003, between Mr. Fletcher and Generex. Pursuant to the terms of the employment agreement, Mr. Fletcher holds the position of Executive Vice President and General Counsel. The employment agreement provides for Mr. Fletcher's term of service to extend through March 16, 2008, subject to (i) termination without cause by Generex upon 30 days' prior written notice and (ii) for cause by Generex immediately upon the giving of notice.

The employment agreement provides for an annual base compensation of $100,000 a year, effective as of March 17, 2003. During each year of the employment agreement, Mr. Fletcher shall receive a cash bonus of $30,000, payable in quarterly installments, and may receive additional cash bonuses at the discretion of the Board of Directors. Upon entering into the employment agreement Mr. Fletcher received options to purchase 250,000 shares of common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Effective July 30, 2001, decisions regarding executive compensation were made by the Compensation Committee of the Board of Directors. Brian T. McGee and Mindy
J. Allport-Settle are the members of the Compensation Committee.

No executive officer of Generex has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a director of Generex (excluding entities that are wholly owned by one or more of the executive officers).

EXISTING STOCK COMPENSATION PLANS

The following table sets forth as of July 31, 2004 information regarding our existing compensation plans and individual compensation arrangements pursuant to which our equity securities are authorized for issuance to employees or non-employees (such as directors, consultants and advisors) in exchange for consideration in the form of services:

                                                                                                Number of securities
                                                                                              remaining available for
                                 Number of securities to be                                    future issuance under
                                 issued upon exercise of       Weighted-average exercise      equity compensation plans
                                 outstanding options,            price of outstanding          (excluding securities
Plan Category                    warrants and rights          options, warrants and rights    reflected in column (a))
------------------------------   --------------------------   ----------------------------   --------------------------
                                             (a)                          (b)                            (c)
Equity compensation plans
approved by security holders

1998 Stock Option Plan                      643,500              $               5.00                               0

2000 Stock Option Plan                    1,229,500              $               7.50                         770,500

2001 Stock Option Plan                    7,433,159              $               1.98                         566,841
                                 ------------------              --------------------             -------------------

TOTAL                                     9,306,159              $               2.92                       1,337,341

Equity compensation plans not
approved by security holders                      0                                 0                               0
                                 ------------------              --------------------             -------------------
  TOTAL                                   9,306,159              $               2.92                      1,337,341
                                 ------------------              --------------------             -------------------

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables on the following pages sets forth information regarding the beneficial ownership of the common stock by:

        o       Our executive officers and directors;
        o       All directors and executive officers as a group; and
        o Each person known to us to beneficially own more than five percent (5%) of our outstanding shares of common stock.

The information contained in these tables is as of February 21, 2005. At that date, Generex had 35,733,643 shares of common stock outstanding. In addition to common stock, Generex has outstanding 1,000 shares of Special Voting Rights Preferred Stock. All of the shares of Special Voting Rights Preferred Stock are owned by Dr. Pankaj Modi.

A person is deemed to be a beneficial owner of shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. Except as discussed in the footnotes to the table, the beneficial owners have sole power to vote the shares of common stock beneficially owned by them. In addition, a person is considered by SEC rules to beneficially own shares underlying options or warrants that are presently exercisable or that will become exercisable within sixty (60) days.

                              BENEFICIAL OWNERSHIP

NAME OF BENEFICIAL OWNER                             NUMBER OF SHARES   PERCENT OF CLASS
--------------------------------------------------   ----------------   ----------------
(i) Directors and Executive Officers

John P. Barratt(1)................................            210,000               *
Gerald Bernstein, M.D.(2).........................             63,628               *
Mark Fletcher(3)..................................            263,360               *
Anna E. Gluskin(4)................................          1,703,794             4.8%
Pankaj Modi, Ph.D(5)..............................          1,850,200             5.2%
Rose C. Perri(6) .................................          4,750,202            13.4%
J. Michael Rosen(7)...............................            288,730               *
Mindy Allport-Settle(8)...........................             70,000               *
Brian McGee(8)....................................             70,000               *
Officers and directors as a group (9 persons)(9)..          8,316,247            21.9%

(ii) Other Beneficial Owners (and their addresses)

Cityplatz Limited (10)............................          2,663,934             7.1%
P.O. Box 175
12-14 Finch Road
Douglas
Isle of Man
IM99 1TT

Omicron Master Trust (11).........................          4,514,313            11.5%
210 Seventh Ave.
39th Floor
New York, NY 10019

Iroquois Capital, L.P. (12).......................          2,511,971             6.7%
641 Lexington Ave
26th Floor
New York, NY 10022

EBI, Inc. In Trust(13) ...........................          1,441,496             4.1%
c/o Miller & Simons
First Floor, Butterfield Square
P.O. Box 260
Providencials
Turks and Caicos Islands
British West Indies

GHI, Inc. In Trust(14)............................          1,907,334             5.5%
c/o Miller & Simons
First Floor, Butterfield Square
P.O. Box 260
Providencials
Turks and Caicos Islands
British West Indies

* Less than one percent.

(1) Includes 70,000 options granted on March 19, 2003, 70,000 options granted on October 30, 2003 and 70,000 options granted on October 26, 2004 under Generex's 2001 Stock Option Plan (the "2001 Plan").

(2) Includes shares issuable upon exercise of 50,000 options granted in November, 2002, 5,159 options granted on December 31, 2001 and 5,000 options granted on January 3, 2000, under the 2001 Plan and pursuant to Dr. Bernstein's Employment Agreement with Generex and his prior consulting agreement.

(3) Includes 250,000 shares issuable upon the exercise of an option granted on March 19, 2003 with effect as of April 21, 2003 under the 2001 Plan.

(4) Includes 953,667 shares owned of record by GHI, Inc. that are beneficially owned by Ms. Gluskin, 100,000 shares issuable upon the exercise of an option granted under Generex's 1998 Stock Option Plan (the "1998 Plan"), 200,000 shares issuable upon the exercise of an option granted under Generex's 2000 Stock Option Plan (the "2000 Plan"), and 450,000 shares issuable upon exercise of an option granted under the 2001 Plan.

(5) Includes 150,000 shares issuable upon the exercise of an option granted under the 1998 Plan and 150,000 shares issuable upon the exercise of an option granted under the 2000 Plan. Also includes 600,000 shares issuable upon the exercise of options granted under the 2001 Plan. Dr. Modi also owns all the 1,000 outstanding shares of Generex's Special Voting Rights Preferred Stock. This stock is not convertible into Common Stock.

(6) Includes 953,667 shares owned of record by GHI, Inc. that are beneficially owned by Ms. Rose Perri, 100,000 shares issuable upon the exercise of an option granted under the 1998 Plan, 150,000 shares issuable upon the exercise of an option granted under the 2000 Plan, and 400,000 shares issuable upon exercise of an option under the 2001 Plan. Also includes the shares and options that are owned by the estate of Mr. Mark Perri, of which Ms. Rose Perri is executor and beneficiary, but is not considered to beneficially own for some purposes: 45,914 shares previously owned of record by Mr. Mark Perri; 1,100,000 shares owned of record by EBI, Inc. (of which Mr. Mark Perri was beneficial owner); 305,332 shares held of record by brokerage accounts and options for 200,000 shares which survived Mr. Perri's death. Also includes 341,496 shares owned of record by EBI, Inc., which Ms. Rose Perri may be deemed to beneficially own because of the power to vote the shares but which are beneficially owned by other stockholders because they are entitled to the economic benefits of the shares. Ms. Rose Perri is also deemed to beneficially own an additional 953,667 shares owned of record by GHI, Inc. by holding the right to vote such shares. These shares are also beneficially owned by Ms. Gluskin.

(7) Includes 20,000 shares issuable upon the exercise of an option granted under the 2000 Plan, and 190,000 shares issuable upon exercise of options granted under the 2001 Plan. Also includes 7,943 shares owned by a company of which Mr. Rosen is an officer and indirect 25% owner; Mr. Rosen may be deemed to beneficially own these shares because he shares voting power and investment power with respect to such shares.

(8)     Includes 70,000 options granted on October 26, 2004.

(9) Includes 3,170,159 shares issuable upon the exercise of options. Includes 1,441,496 shares owned of record by EBI, Inc. but beneficially owned or deemed to be beneficially owned by Ms. Rose Perri. Includes 1,907,334 shares owned of record by GHI, Inc. but beneficially owned by Ms. Gluskin or Ms. Rose Perri.

(10) Includes 1,024,590 shares issuable upon exercise of an Additional Investment Right and 1,639,344 shares issuable upon exercise of warrants. The Additional Investment Right and each Warrant held by Cityplatz contain a provision stating that it is not exercisable to the extent the exercise would result in the holder's beneficially owning more than 9.9% of Generex's outstanding common stock.

(11) Includes 819,672 shares outstanding, 1,219,512 shares issuable upon conversion of 6% Secured Convertible Debentures, 1,655,457 shares issuable upon exercise of warrants and 819,672 shares issuable upon exercise of an Additional Investment Right. The Additional Investment Right and each Debenture and Warrant held by Omicron contain a provision stating that it is not exercisable/convertible to the extent the exercise/conversion would result in the holder's beneficially owning more than 9.9% of Generex's outstanding common stock.

(12) Includes 226,885 shares outstanding, 1,219,512 shares issuable upon conversion of 6% Secured Convertible Debentures, 655,738 shares issuable upon exercise of warrants and 409,836 shares issuable upon exercise of an Additional Investment Right. The Additional Investment Right and each Debenture and Warrant held by Iroquois contain a provision stating that it is not exercisable/convertible to the extent the exercise/conversion would result in the holder's beneficially owning more than 9.9% of Generex's outstanding common stock.

(13) All these shares were previously beneficially owned by Mr. Mark Perri but are now deemed to be beneficially owned by Ms. Rose Perri because she has the sole power to vote the shares. With respect to 1,100,000 of the shares owned of record by EBI, Inc., Ms. Rose Perri also has investment power and otherwise is entitled to the economic benefits of ownership.

(14) Ms. Gluskin and Ms. Rose Perri each own beneficially 953,667 of the shares owned of record by GHI, Inc. by reason of their ownership of investment power and other economic benefits associated with such shares. The shares beneficially owned by Ms. Gluskin also are deemed to be beneficially owned by Ms. Rose Perri because she has the sole power to vote the shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

        Generex acquired Generex Pharmaceuticals, Inc. in October 1997. Prior to Generex's acquisition of Generex Pharmaceuticals, it was a private Canadian corporation majority-owned and controlled by Mr. Mark Perri, Ms. Rose Perri and Ms. Gluskin. Unless otherwise indicated, the transactions described below occurred prior to the acquisition of Generex Pharmaceuticals or pursuant to contractual arrangements entered into prior to that time. Generex presently has a policy requiring approval by stockholders or by a majority of disinterested directors of transactions in which one of our directors has a material interest apart from such director's interest in Generex. Generex presently has a policy requiring the approval by the Audit Committee for any transactions in which a director has a material interest apart from such director's interest in Generex.

        Real Estate Financing Transactions: In May 1997, EBI, Inc., a company controlled by Mr. Mark Perri, acquired shares of common stock of Generex Pharmaceuticals for $3 million (CAD) which, based on the exchange rate then in effect, represented approximately $2.1 million (US). Generex Pharmaceutical's use of those funds was restricted to acquiring an insulin research facility. Subsequently this restriction was eased to permit use of the funds to acquire properties used for manufacturing Generex Pharmaceutical's oral insulin product and other proprietary drug delivery products, and related testing, laboratory and administrative services. Under the terms of the investment, Generex Pharmaceuticals was required to lend these funds back to EBI until they were needed for the purposes specified. The entire amount was loaned back to EBI and was outstanding at July 31, 1997. During the period ended July 31, 1998, a total of $2,491,835 (CAD) was repaid by EBI. There was a repayment of approximately $33,000 made in the year ended July 31, 2004. There were no repayments made in the years ended July 31, 2003, 2002 and 2001. The balance due from EBI at July 31, 2004, was approximately $349,294 (US) based on the exchange rate then in effect. These funds are due on demand by Generex Pharmaceuticals, provided they are used for the purchase and/or construction or equipping of oral insulin manufacturing and testing facilities. The amounts repaid by EBI were used primarily to purchase and improve certain of the real estate and buildings owned by Generex Pharmaceuticals.

        Related Party Transactions: Between November 1995 and July 31, 1998, companies owned and controlled by Mr. Mark Perri, Ms. Rose Perri and Ms. Gluskin incurred a net indebtedness of $629,234 to Generex Pharmaceuticals, excluding the indebtedness of EBI described in the preceding paragraph. This indebtedness arose from cash advances and the payment by Generex Pharmaceuticals of expenses incurred by these companies, net of repayments and payment of expenses on behalf of Generex Pharmaceuticals. At July 31, 1999, these companies' net indebtedness to Generex Pharmaceuticals, exclusive of the EBI indebtedness described above, was $284,315. At July 31, 2000, this balance had been reduced to zero. The transactions between Generex

Pharmaceuticals and entities owned and controlled by Mr. Mark Perri, Ms. Rose Perri and Ms. Gluskin were not negotiated at arms-length, and were not on normal commercial terms. No interest was charged on any of the advances, and the transactions were of far greater financial benefit and convenience to Mr. Mark Perri, Ms. Rose Perri and Ms. Gluskin than to Generex Pharmaceuticals. These transactions and financing arrangements were mostly initiated prior to the transaction in which Generex acquired Generex Pharmaceuticals, and no such transactions have taken place since January 1, 1999.

        We utilize a management company to manage all of our real properties. The property management company is owned by Ms. Rose Perri, Ms. Gluskin and the estate of Mr. Mark Perri, our former Chairman of the Board. For the fiscal years ended July 31, 2004, 2003 and 2002, Generex has paid the management company $40,180, $33,237 and $37,535 respectively, in management fees.

        Loans to Executive Officers: On May 3, 2001, Ms. Rose Perri, Ms. Gluskin and Mr. Mark Perri were advanced $334,300 each, in exchange for promissory notes. These notes bore interest at 8.5 percent per annum and were payable in full on May 1, 2002. These notes were guaranteed by a related company owned by these officers and secured by a pledge of 2,500,000 shares of Generex's common stock owned by this related company. On June 3, 2002, Generex's Board of Directors extended the maturity date of the loans to October 1, 2002. The other terms and conditions of the loans and guaranty remained unchanged and in full force and effect. As of July 31, 2002, the balance outstanding on these notes, including accrued interest, was $1,114,084. Subsequent to July 31, 2002, pursuant to a decision made as of August 30, 2002, these loans were satisfied by application of the pledged stock, at a value of $1.90 per share, which represented the lowest closing price during the sixty days prior to August 30, 2002.

        Brokerage Payment: On August 7, 2002, Generex Pharmaceuticals purchased real estate with an aggregate purchase price of approximately $1,525,000, from an unaffiliated party. In connection with that transaction, Angara Enterprises, Inc., a licensed real estate broker that is an affiliate of Ms. Gluskin, received a commission from the proceeds of the sale to the seller, in the amount of 3% of the purchase price, or $45,714. Management believes that this is less than the aggregate commission which would have been payable if an unaffiliated broker had been used.

        Joint Venture with Elan: In January 2001, Generex established a joint venture with Elan International Services, Ltd. ("EIS") and Elan Corporation, plc ("Elan"). Pursuant to the Securities Purchase Agreement, dated January 16, 2001, between Generex, Elan and EIS, EIS has the right to nominate one director to Generex's Board of Directors for so long as EIS or its affiliates own at least 1.0% of the issued and outstanding shares of common stock. Dr. Lieberburg was the nominee of EIS thereunder. Dr. Lieberburg resigned effective August 1, 2002 because he felt that due to the increasing demands of his position with Elan Corporation, he could no longer devote the time and attention necessary to serve as a director of Generex. On December 21, 2004, Generex entered into a Termination Agreement with Elan and EIS, whereby Generex, Elan and EIS agreed to terminate their joint venture and the rights and obligations of each party thereunder, including EIS' right to nominate a director to Generex's Board of Directors. EIS had not exercised its right to have a representative on the Board of Directors since August 2002.

                                OTHER INFORMATION

Annual Report

        Generex has enclosed its Annual Report for the year ended July 31, 2004, with this proxy statement, which includes Generex's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended
July 31, 2004, without exhibits. Stockholders are referred to the report for financial and other information about Generex, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Stockholder Proposals for the Next Annual Meeting

        Any proposals of stockholders intended to be presented at the annual meeting of stockholders for the fiscal year ended July 31, 2005, must be received by Generex at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2, no later than __________________, 2005 in order to be included in the proxy materials and form of proxy relating to such meeting. It is suggested that stockholders submit any proposals by an internationally recognized overnight delivery service to the Secretary of Generex at its principal executive offices located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2. Such proposal must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy materials for such meeting. The annual meeting for the fiscal year ended July 31, 2005 is scheduled to take place in February 2006.

        For business to be properly brought before the annual meeting by a stockholder in a form other than a stockholder proposal requested to be included in Generex's proxy materials, any stockholder who wishes to bring such business before the annual meeting of stockholders must give notice of such business in writing to the Secretary of Generex not less than 60 nor more than 90 days prior to the annual meeting. In the event that less than 70 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice of such business to be timely must be received by the Secretary of Generex not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice of such business must provide information about the stockholder proposing such business and the nature the business, as required by Generex's Amended and Restated Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Secretary at the principal offices of Generex located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada
M5J 2G2.

        If there should be any change in the foregoing submission deadlines, Generex intends to publicly disseminate information concerning the change.

Corporate Governance Documents

        Generex amended its Audit Committee Charter on October 30, 2003. The Audit Committee Charter, as amended, is reproduced in Appendix A to this Proxy Statement. In addition, the Audit Committee Charter, the Compensation Committee Charter and the Generex Code of Ethics have been posted on Generex's Internet website - www.generex.com.

Other Matters

        The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly brought before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Solicitation of Proxies

        All costs and expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by Generex. In addition to the use of the mails, certain directors, officers and regular employees of Generex may solicit proxies personally, or by mail, telephone or otherwise, but such persons will not be compensated for such services. Arrangements will be made with brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting materials to each beneficial owner of stock held of record by them, and Generex will reimburse them for their expenses in doing so.

By order of the Board of Directors



___________________________________
Rose C. Perri
Secretary









February ___, 2005

                        GENEREX BIOTECHNOLOGY CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 MARCH 24, 2005


         The undersigned stockholder of Generex Biotechnology Corporation (the "Company") hereby appoints Anna E. Gluskin, Rose C. Perri and Mark A. Fletcher, and each of them with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of Generex held of record by the undersigned on February 24, 2005, at the annual meeting of stockholders of Generex to be held on March 24, 2005 (the "Annual Meeting") at 10:00 a.m. at St. Lawrence Hall, 157 King Street East, Toronto Ontario and any adjournments or postponements thereof.


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.


     THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS RELATING TO THE ANNUAL MEETING.


Item 1. To elect as directors, to hold office until the next meeting of stockholders and until their successors are elected, the seven (7) nominees listed below:

NOMINEES: John P. Barratt, Anna E. Gluskin, Rose C. Perri,
          Gerald Bernstein,  M.D.,  _________________,
          Mindy Allport-Settle and Brian McGee.


         o FOR ALL NOMINEES    o WITHHOLD ALL NOMINEES    o ____________________
                                                            For all nominees
                                                            except as noted
                                                            above


Item 2. To approve the potential issuance and sale of equity securities below market price in excess of shares permitted to be issued without prior stockholder approval under NASDAQ Marketplace Rules 4350(i)(1)(C) and (D).


         o FOR               o AGAINST                   o ABSTAIN


Item 3. To authorize the Board of Directors to issue shares of common stock in excess of shares permitted to be issued without prior stockholder approval as payment for outstanding Debentures or upon conversion of the outstanding Debentures and upon exercise of other outstanding Securities.


         o FOR               o AGAINST                   o ABSTAIN


Item 4. To authorize the Board of Directors to temporarily or permanently reduce the exercise price of some or all of Generex's Warrants to a price not less than 90% of the common stock's market price at the time the exercise prices are reduced.


         o FOR               o AGAINST                   o ABSTAIN


Item 5. To ratify the appointment of BDO Dunwoody, LLP as Generex's independent public accountants for the fiscal year ending July 31, 2005.


         o FOR               o AGAINST                   o ABSTAIN


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

                                                     Signature:


                                                     ---------------------------
                                                     Signature:


                                                     ---------------------------
                                                     Date:


                                                     ---------------------------
                                                     PLEASE MARK, SIGN AND DATE
                                                     THIS PROXY AND RETURN IT
                                                     PROMPTLY WHETHER YOU PLAN
                                                     TO ATTEND THE MEETING OR
                                                     NOT. IF YOU DO ATTEND, YOU
                                                     MAY VOTE IN PERSON IF YOU
                                                     DESIRE.